Exhibit 10.6

Execution Version
Confidential

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT PASSAGE BIO, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDED AND RESTATED

RESEARCH, COLLABORATION & LICENSE AGREEMENT

DATED AS OF July 31, 2024

BY AND BETWEEN

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

AND

PASSAGE BIO, INC.

TABLE OF CONTENTS

Article 1 DEFINITIONS2

Article 2 COLLABORATION PROGRAMS; GOVERNANCE13

2.1Overall Project13

2.2[Reserved]13

2.3Discovery Program13

2.4Rights to Technologies arising from Discovery Program.14

2.5Licensing Exclusivity14

Article 3 LICENSES AND OTHER RIGHTS14

3.1Grant of License14

3.2Retained Rights16

3.3U.S. Government Rights17

3.4Grant of Sublicense by Licensee17

3.5License for Process Patent18

3.6No Implied License19

Article 4 FINANCIAL PROVISIONS19

4.1Payments19

4.2Milestone Payments19

4.3Royalties22

4.4Penn Sublicense Income25

4.5Mode of Payment and Currency25

4.6Royalty and Penn Sublicense Income Reports26

4.7Late Payments27

4.8Default Payment27

4.9Accounting27

4.10Books and Records27

4.11Audits27

4.12Taxes28

Article 5 CLINICAL DEVELOPMENT, REGULATORY AFFAIRS; COMMERCIALIZATION28

5.1Development Plan28

5.2Clinical28

5.3Commercialization29

5.4Manufacturing29

5.5Regulatory29

5.6General Diligence30

5.7Acknowledgment30

5.8Diligence Events30

5.9Progress Reports31

Article 6 INTELLECTUAL PROPERTY32

6.1Patent Filing Prosecution and Maintenance32

6.2Patent Costs33

6.3Infringement34

6.4Patent Marking37

6.5Patent Term Extensions37

i

Article 738

7.1Confidential Information38

7.2Exceptions to Confidentiality38

7.3Penn Intellectual Property38

7.4Publications39

Article 8 REPRESENTATIONS, WARRANTIES AND COVENANTS39

8.1Mutual Representations and Warranties.39

8.2Representations and Warranties of Penn.40

8.3Disclaimer of Representations and Warranties40

8.4Covenants of Licensee41

Article 9 INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY42

9.1Indemnification by Licensee42

9.2Insurance43

9.3LIMITATION OF LIABILITY44

Article 10 TERM AND TERMINATION44

10.1Term44

10.2Termination of the Agreement for Convenience44

10.3Termination For Cause44

10.4Effects of Termination45

Article 11 ADDITIONAL PROVISIONS46

11.1Relationship of the Parties46

11.2Expenses47

11.3Third Party Beneficiary47

11.4Use of Names47

11.5No Discrimination47

11.6Successors and Assignment47

11.7Further Actions48

11.8Entire Agreement of the Parties; Amendments48

11.9Governing Law48

11.10Dispute Resolution48

11.11Notices and Deliveries48

11.12Waiver49

11.13Severability49

11.14Interpretation49

11.15Counterparts49

ii

UNIVERSITY OF PENNSYLVANIA

SECOND AMENDED AND RESTATED RESEARCH, COLLABORATION & LICENSE AGREEMENT

This Second Amended and Restated Research, Collaboration & License Agreement (this “Agreement”) is effective as of July 31, 2024 (the “Second Restatement Date”) by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and Passage Bio, Inc., a corporation organized under the laws of the state of Delaware (“Licensee”). Penn and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Licensee and Penn entered into an original Research, Collaboration & License Agreement on September 18, 2018 (the “Original Effective Date”) (as amended prior to May 5, 2020, the “Original Agreement”), which was restated on May 5, 2020 (the “First Restatement Date”), and which subsequently was amended on August 13, 2020, November 2, 2020, December 9, 2020, June 2, 2021, August 3, 2021, November 12, 2021, December 3, 2021, on May 11, 2022, and on November 15, 2023  (collectively, the “First ARCA”);

WHEREAS, Licensee is a biopharmaceutical company with expertise in the development, manufacture and commercialization of human therapeutic products for treatment of genetic disorders.

WHEREAS, Penn, through Dr. James M. Wilson and the Wilson Laboratory, have technology and expertise in the research and development of gene therapy products.

WHEREAS, the programs contemplated by this Agreement are of mutual interest to Licensee and Penn and furthers the educational, scholarship and research objectives of Penn as a nonprofit, tax-exempt, educational Penn, and may benefit Licensee and Penn through the creation or discovery of new inventions and the development and commercialization of Licensed Products (as defined below).

WHEREAS, in connection with such First ARCA, Penn, through the Wilson Laboratory, has developed Licensed Products on behalf of Licensee.

WHEREAS, concurrently with the execution of this Agreement, Penn is entering into a business transaction with Gemma Biotherapeutics, Inc. (“Gemma”) pursuant to which, inter alia, upon closing, certain assets of the Wilson Laboratory (as defined below) will transfer from Penn to Gemma, Dr. James M. Wilson will become unavailable to oversee the performance of the outstanding Research Programs and the Wilson Laboratory will no longer exist at Penn (such transaction, the “Gemma Transaction”).

WHEREAS, in connection with the Gemma Transaction, Penn and Gemma are entering into that certain license agreement of even date herewith, pursuant to which, inter alia, Penn and Gemma may enter into a second license agreement (collectively, the “Gemma License”).

WHEREAS, concurrently with the execution of this Agreement, Licensee and Gemma are entering into (a) that certain Exclusive License Agreement, pursuant to which Licensee will grant to Gemma a license under certain intellectual property rights relating to the development, manufacture and commercialization of certain products for GLB1 Deficiency, for GM1 gangliosidosis-1 and MPS IV, (b) that certain Exclusive License Agreement, pursuant to which Licensee will grant to Gemma a license under certain intellectual property rights relating to the development, manufacture and commercialization of certain products for Krabbe disease (globoid cell leukodystrophy), and (c) that certain Exclusive License

Agreement, pursuant to which Licensee will grant to Gemma a license under certain intellectual property rights relating to the development, manufacture and commercialization of certain products for Metachromatic leukodystrophy (collectively, the “Gemma Sublicense Agreements”).

WHEREAS, in connection with the Gemma Transaction, the Parties desire to amend and restate the First ARCA as of the Second Restatement Date to reflect, inter alia, the termination of the Discovery Program and all of Licensee’s funding obligations related thereto, the termination or transfer to Gemma of all outstanding Research Programs and all of Licensee’s ongoing funding obligations related thereto and the reversion to Penn of certain rights to certain technology, all as further set forth herein.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“AAV” means adeno-associated virus.
1.2	“Achievement Date” means with respect to a Diligence Event, the corresponding date such Diligence Event is to be achieved as provided in Section 5.8 below.
1.3	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person, or by contract or otherwise.
1.4	“BLA” means (a) a biologics license application as that term is used in defined in the PHS Act and the regulations promulgated thereunder, (b) a marketing authorization application in the European Union, or (c) any equivalent or comparable application, registration or certification in any other country or region.
1.5	“Calendar Quarter” mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.
1.6	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.7	“cGMP” means those current practices, as amended from time to time, related to the manufacture of pharmaceutical products and any precursors thereto promulgated in guidelines and regulations of standard compilations including the GMP Rules of the World Health Organization, the United States Code of Federal Regulations, the Guide to Inspection of Bulk Pharmaceutical Chemicals (established by the United States Department of Health and Human Services), the Pharmaceutical Inspection Convention, and the European Community Guide to Good Manufacturing Practice in the production of pharmaceutical products, and equivalent guidelines, regulations and standards in the Territory, as such guidelines, regulations and standards may be amended from time to time.

1.8	“Challenge” means that a Licensee or a Sublicensee (including sub-Sublicensees) will be deemed to have made a “Challenge” of the Penn Patent Rights, Discovery Patent Rights or a DRG Patent Right if Licensee or such Sublicensee (including sub-Sublicensees), respectively: (a) institutes or voluntarily joins as a party to, or causes its counsel to institute on Licensee’s or such Sublicensee’s (including sub-Sublicensees) behalf, any interference, opposition, re-examination, post-grant review or similar proceeding with respect to any Penn Patent Right, Discovery Patent Right or a DRG Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes or voluntarily joins as a party to any legal proceeding, or causes its counsel to make any filing or institute or voluntarily join as a party to any legal proceeding on Licensee’s or such Sublicensee’s (including sub-Sublicensees) behalf, with a court or other Governmental Body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) having authority to determine the validity, enforceability or scope of the Penn Patent Rights, Discovery Patent Rights or a DRG Patent Right, in which one or more claims or allegations challenges the validity or enforceability of any Penn Patent Right, Discovery Patent Right or a DRG Patent Right.
1.9	“Clinical Study” means a Phase 1 Study, Phase 1/2 Study, Phase 2 Study, or Phase 3 Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an application for Regulatory Approval.
1.10	“CNS Field” means the field of CNS Monogenic Rare Disorders. For clarity, (a) [*], and (b) [*]. For further clarity, [*]. For further clarity, [*].
1.11	“CNS Monogenic Rare Disorder” means a rare disease or condition (as determined in accordance with Sec. 526 of the FD&C Act or corresponding Laws outside the United States) with significant morbidity in the central nervous system (“CNS”) or peripheral nervous system (“PNS”) [*]. For further clarity, [*].
1.12	“Combination Product” means a Licensed Product that is delivered with one or more additional active ingredients and/or other items or services incident to the administration of any such Licensed Product (with or without one or more such other active ingredients), [*], in each such case when any of the foregoing are co-formulated, co-packaged or sold under one pricing scheme (whether payment of such price is paid to the same or to more than one seller).
1.13	“Commercially Reasonable Efforts” means the efforts and resources that a similarly situated biotechnology company would use for its own internally discovered technology of similar commercial potential and similar stage of development, taking into account the likely timing of the technology’s entry into the market and any patent and other proprietary position, safety and efficacy, product profile, the then-current competitive and regulatory environments for the product. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party (a) promptly assign responsibility for such obligation to specific employee(s) who are accountable for progress and monitor such progress on an on-going basis, (b) set annual objectives for carrying out such obligations, and (c) allocate resources designed to advance progress with respect to such objectives.
1.14	“Completed Research Program” means [*].
1.15	“Compulsory License” means a compulsory license under Penn Patent Rights obtained by a Third Party through the order, decree, or grant of a competent Governmental Body or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Licensed Product in any country. For clarity, [*].

1.16	“Controlled” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in the Agreement without (a) violating the terms of any other agreement or other arrangement with any Third Party from whom the Party or its Affiliate acquired such intellectual property rights, (b) requiring additional obligations, liabilities or financial consideration to such Third Party in connection with the grant of such license or sublicense (other than consideration for which Licensee agrees to bear the entire cost), or (c) violating the terms of, or requiring additional obligations, liabilities or financial consideration to a Third Party under, [*].
1.17	“Development Transition Point” or “DTP” means on a Licensed Product-by-Licensed Product basis the date on which the IND-enabling studies for such Licensed Product under the applicable Completed Research Program have been completed and immediately prior to filing of the IND, unless otherwise agreed by the Parties.
1.18	“Diligence Event” means each of the events that Licensee, itself or through any of its Affiliates or Sublicensees, is expected to accomplish in the development of each Licensed Product in each Indication set forth in Section 5.8.
1.19	“Discovery Patent Rights” means [*]. For clarity, [*].
1.20	“Discovery Program” means the discovery research program conducted at Penn solely by the Wilson Laboratory during the Discovery Term, which program consisted of the Discovery Tasks.
1.21	“Discovery Tasks” means (a) [*], (b) [*], (c) [*], (d) [*], (e) [*], and (f) [*]. For clarity, [*].
1.22	“Discovery Term” means the period that commenced on [*], and expires on [*].
1.23	“DRG Excluded Indications” means [*].
1.24	“DRG Know-How” means all Know-How related to DRG Technology that is Controlled by Penn and (a) [*] or (b) [*], and in each case (a) and (b) [*].
1.25	“DRG Patent Rights” means the Patent Rights [*] and (a) [*], and (b) [*], and (c) [*].
1.26	“DRG Technology” means [*].
1.27	“EMA” means the European Medicines Agency and any successor entity thereto.
1.28	“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.29	“FDA” means the United States Food and Drug Administration and any successor entity thereto.
1.30	“Field of Use” means prophylactic, diagnostic and therapeutic uses in humans. For clarity, [*].
1.31	“FIH” means on a Licensed Product-by-Licensed Product basis, a first in human Clinical Study for a Licensed Product.
1.32	“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Licensed Product in such country to a Third Party by Licensee, or any of its Affiliates or Sublicensees, in each case, after Regulatory Approvals have been obtained for such country.

1.33	“FPFD” means, on a Licensed Product-by-Licensed Product basis with respect to each Clinical Study, the first dosing of the first patient in such Clinical Study.
1.34	“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
1.35	“Gene Therapy Product” means a pharmaceutical product (or proposed or prospective pharmaceutical product) that inserts one or more functional genes or proteins into a patient’s CNS or PNS cells using a parvovirus vector, including but not limited to an AAV. For clarity, Gene Therapy Products [*]. For clarity, [*].
1.36	“Generic Product” means, with respect to a particular Licensed Product in a country, a generic or biosimilar pharmaceutical product, that is not produced, licensed or owned by Licensee, any of its Affiliates or Sublicensees, that: (a) is bioequivalent or biosimilar to such Licensed Product; and (b) is approved for use in such country by a Regulatory Authority by referencing the prior approval, in whole or part, or safety and efficacy data submitted in support of the prior approval, of the Licensed Product. Generic Product includes, but is not limited to, any pharmaceutical products for which Regulatory Approval is obtained via: (i) a bioequivalence or bioavailability showing such as those covered by section 505(j) of the FD&C Act or an equivalent outside the United States; or (ii) a biosimilarity or interchangeability determination such as those covered by section 351(k) of the PHS Act or an equivalent outside the United States.
1.37	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.38	“IND” means an Investigational New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder, or the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, including a Clinical Trial Authorization to the European Medicines Agency, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.39	“IND Clearance” means on a Licensed Product-by-Licensed Product basis the date on which the IND-enabling studies for such Licensed Product under the applicable Completed Research Program have been completed, Licensee has filed the IND with a Regulatory Authority, and such Regulatory Authority has cleared such IND as safe to proceed.
1.40	“Indication” means each of the following indications for a Gene Therapy Product: (a) Krabbe disease (globoid cell leukodystrophy) (“Krabbe”) through parvovirus vector delivery of nucleic acid polymers for expression of galactosylceramidase, (b) Metachromatic leukodystrophy (“MLD”) through parvovirus vector delivery of nucleic acid polymers for expression of arylsulfatase A, (c) galactosidase deficiency (“GLB1 Deficiency”), for GM1 gangliosidosis-1 and mucopolysaccharidosis type IV (“MPS IV”) through parvovirus vector delivery of nucleic acid polymers for expression of GLB1, and (d) Frontotemporal dementia (“FTD”) through parvovirus vector delivery of nucleic acid polymers for expression of progranulin (collectively, the

“Indications”). Pursuant to Section 3.1.1(d), the indications for PBFT02 have been expanded as noted in that certain letter to Penn dated December 20, 2023; provided, however, that such indications shall not constitute “Indications” for purposes of Section 2.5 of this Agreement.
1.41	“Know-How” means intellectual property, data, results, pre-clinical and clinical protocols and study data, chemical structures, chemical sequences, information, inventions, formulas, techniques, methods, processes, procedures and developments. “Know-How” does not include Penn Patent Rights, Discovery Patent Rights or DRG Patent Rights claiming any of the foregoing. “Know- How” also does not include Licensed Materials.
1.42	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.
1.43	“Licensed Know-How” means all Know-How that is Controlled by Penn and (a) developed by the Wilson Laboratory as of the Original Effective Date, or (b) developed or discovered in the Wilson Laboratory under the Discovery Program or any of the Research Programs (including but not limited to all Research Results), and, in each case (a) and (b), is necessary or reasonably useful to develop, make, use, sell, offer for sale or import a Licensed Product in the Field of Use.
1.44	“Licensed Material” means biological or chemical materials that are Controlled by Penn and available from the Wilson Laboratory at Penn and necessary or useful to exploit the licenses granted to Licensee under the Agreement, to the extent that Penn was (as of the Original Effective Date or at any relevant time during the Discovery Term) able to grant rights to such materials to Licensee. Such biological and chemical materials include cell lines, viral seed stocks, product- specific reference materials, platform or product specific assay controls and reagents that are not available as standard commercial items.
1.45	“Licensed Product” means any (a) process, service or method covered by a Valid Claim or whose use or practice would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim, or would infringe a Valid Claim once issued (“Method”); (b) article, composition, apparatus, substance, chemical or any other material covered by a Valid Claim or whose manufacture, import, use, offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim or would infringe a Valid Claim once issued; (c) service, article, composition, apparatus, chemical, substance or any other material made, used or sold by or utilizing or practicing a Method; or (d) any product that incorporates or makes use or is made through use of Licensed Know-How. For clarity, [*].
1.46	“Major Markets” means the United States, Japan, France, Germany, Spain, Italy and the United Kingdom.
1.47	“Manufacturing Patent Rights” means (a) the Patent Rights Controlled by Penn [*], (b) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application, and (c) any corresponding foreign Patent Rights to the foregoing.
1.48	“MHLW” means the Ministry of Health, Labor and Welfare of Japan.

1.49	“Net Sales” means the gross consideration invoiced or received by Licensee or any of its Affiliates or Sublicensees (including all sub-Sublicensees) for Sales of Licensed Product (including any cash amounts plus the fair market value of any other forms of consideration), less the following deductions (to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged) to the extent reasonable and customary:
(a)	trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds;
(b)	allowances or credits actually granted upon claims, returns or rejections of products;
(c)	charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the Sale, transportation, delivery or return of such Licensed Product;
(d)	customs duties, sales, excise and use taxes actually paid in connection with the transportation, distribution, use or Sale of such Licensed Product (but excluding what is commonly known as income taxes); and
(e)	bad debt expense and amounts actually written off by reason of uncollectible debt not to exceed [*] of the Net Sales of Licensed Product.

Even if there is overlap between any of deductions described above, each individual item shall only be deducted once in the overall Net Sales calculation.

In the case of a Combination Product, the Parties shall negotiate in good faith, at the latest [*] before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective Licensed Product components and other component(s) thereof, as the case may be, based on the fair market value of such components for the purposes of determining a product-specific allocation of such Net Sales. Payments related to such Combination Product under this Agreement, including Royalties, Development Milestone Payments and Commercial Milestone Payments, will be calculated, due and payable based only on the portion of such Net Sales so allocated to the Licensed Product components.

In case of disagreement and failure by the Parties to agree upon an allocation of Net Sales of such Combination Product to the respective Licensed Product components and other component(s) thereof, [*].

1.50	“Patent Rights” means (a) patents and patent applications, together with any unlisted patents and patent applications claiming priority thereto, and any continuations, continuations-in-part, reissues, reexamination certificates, substitutions, divisionals, supplementary protection certificates, renewals, registrations, extensions including all confirmations, revalidations, patents of addition, PCTs, and pediatric exclusivity periods and all foreign counterparts thereof, and any patents issued or issuing with respect to any of the foregoing and (b) all official correspondence relating to the foregoing.
1.51	“Penn Patent Rights” means Penn Patent Rights A, Penn Patent Rights B, and Manufacturing Patent Rights, collectively.
1.52	“Penn Patent Rights A” means (a) the Patent Rights listed in Exhibit A, (b) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, and further including continuations-in-part (to the extent related directly to the subject matter of the parent application or containing new information developed pursuant to any of the Research Programs), (c) Penn’s interest in and to any jointly owned Patent Rights of the kind described in Section 2.2.4 of the First ARCA, and (d) any corresponding foreign Patent Rights to the foregoing.
1.53	“Penn Patent Rights B” means (a) the [*], (b) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, and further including continuations-in-part (to the extent related directly to the subject matter of the parent application or containing new information developed pursuant to any of the Research Programs), and (c) any corresponding foreign Patent Rights to the foregoing. For clarity, [*].
1.54	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
1.55	“Phase 1 Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. §312.21(a), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The drug candidate can be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.56	“Phase 1/2 Study” means a clinical study of a drug candidate in diseased human patients that satisfies the requirements of a Phase 1 Study and a Phase 2 Study.
1.57	“Phase 2 Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. §312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. §312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. §312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Study (e.g., a phase 1/2 trial). The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.58	“Phase 3 Study” means a clinical study of a drug candidate in human patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.59	“PHS Act” means the United States Public Health Service Act, as amended.
1.60	“Regulatory Approval” means, with respect to a product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing and sale of such pharmaceutical product in such jurisdiction in accordance with Laws. “Regulatory Approval” does not include authorization by a Regulatory Authority to conduct named patient, compassionate use or other similar activities.

1.61	“Regulatory Authority” means any Governmental Body, including the FDA, EMA or MHLW, or any successor agency thereto, that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical product in any country.
1.62	“Research Program” means the pre-clinical discovery, research, and/or development program of Licensed Products in the Field of Use for each of the Indications funded by Licensee and conducted by the Parties under the Original Agreement or the First ARCA (collectively, all such Research Programs, the “Research Programs”). For purposes of this Agreement, Research Programs means, collectively, [*].
1.63	“Research Results” means all any and all ideas, information, inventions, developments, animate and inanimate materials, including live animals, discoveries, software, Know-How, methods, techniques, formulae, data, software, processes, methodologies, techniques, biological materials, software and works of authorship, whether patentable or copyrightable, that are first conceived, discovered, developed, reduced to practice, or generated in the performance of the Research Programs or [*] by the Wilson Laboratory, including any unpatentable inventions discovered, developed or conceived in the conduct of any of the Research Programs or [*]. Research Results expressly excludes Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights.
1.64	“Sale” means any transaction for which consideration is received or invoiced by Licensee, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of a Licensed Product to or for the benefit of a Third Party. For clarity, sale, use, lease, transfer or other disposition of a Licensed Product by Licensee or any of its Affiliates or Sublicensees to another of these entities for resale (or other disposition) by such entity to a Third Party shall not be deemed a Sale.
1.65	“Service Center Cores” means the following core laboratories at Penn that report directly to Dr. James M. Wilson: [*].
1.66	“Specified Licensed Product” means a Licensed Product set forth on Exhibit I.
1.67	“Specified Obligations” means the licenses, options, and obligations that Penn has granted or owes to a Third Party that are identified in Exhibit D, [*].
1.68	“Specified Sublicensee” means Gemma and each of its sublicensees under each of the Gemma Sublicense Agreements, and their respective successors and assigns under the Gemma Sublicense Agreements, as applicable.
1.69	“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are directly or indirectly related to a Sublicense, Penn Patent Rights or Licensed Product. For clarity, a development agreement or distribution agreement for a Licensed Product is a Sublicense Document.
1.70	“Sublicensee” means a Person (including any Affiliate) to which a Sublicense is granted pursuant to the terms of Section 3.4.
1.71	“Sublicense Income” means income received by Licensee or its Affiliates in consideration for a Sublicense or for a grant of the right to negotiate or obtain a Sublicense, subject to the exclusions below. Sublicense Income includes such income received from a Sublicensee in the form of license issue fees, milestone payments and the like but specifically excludes (a) [*], (b) [*], (c) [*], (d) [*], or (e) [*].

1.72	“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.
1.73	“Third Party” means any Person other than Penn, Licensee or any of their respective Affiliates.
1.74	“Transferred Research Program” means each of the Research Programs for Huntington’s disease and Temporal Lobe Epilepsy, both of which have been transferred from Penn to Gemma on the Second Restatement Date, in connection with the Gemma Transaction.
1.75	“United States” or “US” means the United States of America, its territories and possessions.
1.76	“USD” or “$” means US dollars.
1.77	“Valid Claim” means a claim of (a) an issued and unexpired patent in Penn Patent Rights which claim has not been revoked or held unenforceable or invalid by a decision of a court of governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending patent application (that has been pending for no more than [*] from the filing date of such application) that is included in Penn Patent Rights which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
1.78	“Wilson Laboratory” means Dr. James M. Wilson and all individuals [*].
1.79	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:
Defined Term	Section
Advance Payment	6.2.3
Agreement	Introductory Clause
CNS	1.11
Commercial Milestone	4.2.2(a)
Commercial Milestone Payment	4.2.2(a)
Confidential Information	7.1
Development Milestone	4.2.1(a)
Development Milestone Payment	4.2.1(a)
Disclosing Party	7.1
DRG	1.26
DRG Election Notice	6.2.5
DRG License	3.1.2
Exclusive Penn Patent Rights	6.3.2
Financial Report	4.6
First ARCA	Recitals
First Restatement Date	Recitals
FTD	1.40
FTD Specified Licensed Product	Exhibit I
Gemma	Recitals

Defined Term	Section
Gemma License	Recitals
Gemma Sublicense Agreements	Recitals
Gemma Transaction	Recitals
GLB1 Deficiency	1.40
Historic Patent Costs	6.2.1
Infringement Notice	6.3.1
Krabbe	1.40
License	3.1.1
Licensee	Introductory Clause
Licensee Gemma Agreement	Recitals
License Maintenance Fee	4.1.1
Licensing Exclusivity Period	2.5
Method	1.45
MLD	1.40
MPS IV	1.40
Ongoing Patent Costs	6.2.2
Original Agreement	Recitals
Original Effective Date	Recitals
Party or Parties	Introductory Clause
Patent Costs	6.2.1
Patent Counsel	6.1.1
Penn	Introductory Clause
Penn Indemnitees	9.1.1
Penn Sublicense Income	4.4.1
PNS	1.11
Product Specific Patent Rights	6.1.1
Progress Report	5.9.1
Prosecution Request	6.1.2
Receiving Party	7.1
Royalty	4.3.1(a)
Royalty Period	4.3.2
SDR Report	3.4.4
Second Restatement Date	Introductory Clause
[*]	6.1.3
Sublicense	3.4.1
Term	10.1
[*]	6.1.3
Transaction Documents	11.8

Article 2
COLLABORATION PROGRAMS; GOVERNANCE
2.1Overall Project.

Under the Original Agreement and the First ARCA, the Parties collaborated with respect to the pre-clinical development of the Specified Licensed Products, in each Indication within the Field of Use. Under this Agreement, Licensee is responsible for regulatory strategy and operations, clinical development, cGMP manufacture, and commercialization of all Licensed Products.

2.2	[Reserved]
2.3	Discovery Program
2.3.1	The Discovery Program commenced on [*], and terminated on July 31, 2024. Upon payment in full of the amounts set forth in Section 4.1.3, the Parties acknowledge and agree that any funding or other amounts associated with the Discovery Program due or payable by Licensee to Penn in connection with the Discovery Program have been paid, and that Licensee is under no further funding or payment obligations with respect to the Discovery Program, except for Patent Costs for Discovery Patent Rights.
2.3.2	Penn shall maintain records of the results of the Discovery Program in sufficient detail and in good scientific manner appropriate for patent purposes to properly reflect all work done and results achieved. Within [*] after the expiration of the Discovery Term, Penn will provide to Licensee task-based, scientific reports of the progress and results of the Discovery Program. [*], upon Licensee’s reasonable request and at Licensee’s cost and expense, Penn will disclose and deliver Research Results from the Discovery Program to Licensee, and will use commercially reasonable efforts to provide Licensee with such reasonable additional information (to the extent such information is within Penn’s possession or control) and technical assistance (to the extent individuals with the relevant expertise capable of providing such technical assistance remain at Penn) as may be reasonably needed for Licensee to interpret and use such Research Results from the Discovery Program. Notwithstanding the foregoing, [*], upon Licensee’s reasonable request and at Licensee’s cost and expense, Penn will use commercially reasonable efforts to identify and require any former employees of the Wilson Lab who were directly involved in the Discovery Program and have remained at Penn to locate and make available to Licensee such reasonable additional information (to the extent such information is within Penn’s possession or control) as may be reasonably needed for Licensee to interpret and use such Research Results from the Discovery Program. Penn shall maintain records of the use of the funds provided by Licensee and shall make such records available to Licensee upon reasonable notice during Penn’s normal business hours, but not more frequently than each anniversary of the First Restatement Date. All Research Results shall be solely and exclusively owned by Penn.
2.4	Rights to Technologies arising from Discovery Program.

In the event that within [*] following the Second Restatement Date, a Discovery Patent Right is determined to be useful or necessary for a Specified Licensed Product for an Indication, Exhibit B shall be amended upon Penn’s receipt of Licensee’s request, which request shall specify the additional Penn Patent Rights B that cover the applicable Specified Licensed Product for such Indication.

2.5Licensing Exclusivity.

Subject to Penn’s retained rights in Section 3.2, Penn shall not license, or grant any other rights in or to, any Patent Rights conceived and reduced to practice by the Wilson Laboratory during the Discovery Term in the conduct of the Discovery Program or a Research Program to another Third Party for an Indication that was the subject of a Completed Research Program for a period of the greater of (i) [*] from Penn’s initiation of work under the Research Program for such Indication and (ii) [*] from IND Clearance for such Indication (“Licensing Exclusivity Period”). At the conclusion of the Licensing Exclusivity Period for a particular Indication, [*]. Furthermore, [*].

Article 3
LICENSES AND OTHER RIGHTS
3.1Grant of License.
3.1.1	Subject to the terms and conditions of this Agreement, Penn hereby grants to Licensee the following (collectively, the “License”):
(a)	an exclusive, worldwide, Royalty-bearing right and license (with the right to sublicense through multiple tiers, subject to the provisions of Section 3.4), under (i) Penn Patent Rights A to make, have made, use, sell, offer for sale and import Licensed Products for the Indications ([*]), in the Field of Use during the Term), and (ii) Penn Patent Rights B to make, have made, use, sell, offer for sale and import Specified Licensed Products for the Indications [*] in the Field of Use during the Term; for clarity, [*];
(b)	a non-exclusive, world-wide Royalty-bearing right and license [*], under Licensed Know-How and Licensed Materials (and Penn’s intellectual property rights therein) to use and practice the same in order to make, have made, use, sell, offer for sale and import Licensed Products for the Indications ([*]) in the Field of Use during the Term; and
(c)	a non-exclusive, worldwide, Royalty-bearing right and license under Penn Patent Rights B and Manufacturing Patent Rights, [*], to make, have made, use, sell, offer for sale and import Licensed Products for the Indications (and, if applicable, to the extent provided in Section 3.1.1(d), for other indications in the CNS Field and/or, in the case of Specified Licensed Products, outside the CNS Field) in the Field of Use during the Term, provided that for Manufacturing Patent Rights, such license applies only to Specified Licensed Products for the Indications ([*]), in the Field of Use.
(d)	The licenses set forth in subsections (a) through (c) above, for each of the Specified Licensed Products, are hereby automatically expanded to all indications within the CNS Field. Furthermore, to the extent that Licensee desires to have the License cover one or more additional indications for any Specified Licensed Product (other than the named Indication for such Specified Licensed Product) outside the CNS Field for the Field of Use during the Term, then Licensee shall provide written notice to Penn (for clarity there shall be no limit on the number of the notices that Licensee may provide pursuant to this sentence). Such additional indication will thereupon automatically be covered by the License (for such Specified Licensed Product) to the extent: (i) [*], and (ii) [*]. If the condition in the preceding clause (i) is not satisfied, Penn will inform Licensee whether [*] and if so, the Parties shall, if requested by Licensee, discuss and negotiate in good faith for the inclusion of such additional indication in the License for such Specified Licensed Product [*].
(e)	Without limiting the foregoing, Penn will not license or grant any other rights in or to, any Penn Patent Rights, Licensed Know-How, DRG Patent Rights or DRG Know-How to any Third Party for any Specified Licensed Product under this Agreement for any indication in the Field of Use.

3.1.2	Subject to the terms and conditions of this Agreement, Penn hereby grants to Licensee the following license to the DRG Technology [*]:
(a)	a non-exclusive, worldwide, royalty-bearing right and license ([*]), under DRG Patent Rights to make, have made, use, sell, offer for sale and import [*] for the Indications in the Field of Use during the Term; and
(b)	a non-exclusive, worldwide, Royalty-bearing right and license ([*]), under DRG Know-How to make, have made, use, sell, offer for sale and import [*] for the Indications in the Field of Use during the Term.
3.1.3	Notwithstanding anything to the contrary, to the extent the License with respect to a Licensed Product is expanded to additional indications as set forth in Section 3.1.1(d), the [*] will automatically be expanded to the same indications other than the DRG Excluded Indications; provided that the exclusion of the DRG Excluded Indications from such the [*] only apply for so long as such DRG Excluded Indications are exclusively licensed from Penn to a Third Party, and upon the termination or expiration of such exclusive license from Penn to such Third Party for any such DRG Excluded Indication, the [*] will automatically be expanded to include such DRG Excluded Indication.
3.2Retained Rights.

Notwithstanding the License, Penn retains the right under Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights to: (a) conduct educational, research, clinical activities and patient care activities itself, including, but not limited to sponsored research, and (b) authorize non-commercial Third Parties to conduct educational, research and clinical activities and patient care activities; [*].

3.3U.S. Government Rights.

The License is expressly subject to all applicable provisions of any license to the United States Government executed by Penn and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212, applicable governmental implementing regulations, and the U.S. Government sponsored research agreement or other guidelines, including that products that result from intellectual property funded by the United States Federal Government that are sold in the United States be substantially manufactured in the United States.

3.4Grant of Sublicense by Licensee.
3.4.1	Penn grants to Licensee the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 3.4. The term “Sublicense” shall include any grant of rights under the License by a Sublicensee to any downstream Third Party, such downstream Third Party shall also be considered a Sublicensee for purposes of this Agreement.
3.4.2	All Sublicenses will (i) be issued in writing, (ii) to the extent applicable, include all of the rights of Penn and require the performance of obligations due to Penn (and, if applicable, the U.S. Government under 35 U.S.C. §§200-212) contained in this Agreement and (iii) include no less than the following terms and conditions:

(a)	Reasonable record keeping, audit and reporting obligations sufficient to enable Licensee and Penn to reasonably verify the payments due to Licensee and Penn under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Licensed Product, provided that such obligations shall be no less stringent that those provided in this Agreement for Licensee.
(b)	Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Licensee and do not provide greater rights to Sublicensee than as provided in Section 6.3.
(c)	Confidentiality provisions with respect to Confidential Information of Penn consistent with the restrictions on Licensee in Article 7 of this Agreement.
(d)	Covenants by Sublicensee that are equivalent to those made by Licensee in Section 8.4.
(e)	A requirement of indemnification of Penn by Sublicensee that is equivalent to the indemnification of Penn by Licensee under Section 9.1 of this Agreement.
(f)	A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Licensee under Section 9.2 of this Agreement, including coverage under such insurance of Penn as provided in Section 9.2.
(g)	Restriction on use of Penn’s names etc. consistent with Section 11.4 of this Agreement.
(h)	A requirement of antidiscrimination by Sublicensee no less stringent than that provided in Section 11.5 of this Agreement.
(i)	A requirement that Penn is a third party beneficiary of such Sublicense.

Any Sublicense that does not include all of the terms and conditions set forth in this Section 3.4.2 or which is not issued in accordance with the terms and conditions set forth in this Section 3.4, shall be considered null and void with no further notice from Penn unless separately approved by Penn in writing.

3.4.3	Within [*] after of the execution of a Sublicense Document, Licensee shall provide a complete and accurate copy of such Sublicense Document to Penn, in the English Language. Penn’s receipt of a Sublicense Document, however, will constitute neither an approval nor disapproval of the Sublicense Document nor a waiver of any right of Penn or obligation of Licensee under this Agreement.
3.4.4	Licensee shall provide an annual Sublicense Development Report on or before December 1 of each year during the Term (“SDR Report”) a form of which is attached hereto as Exhibit E.

3.5License for Process Patent.

Licensee hereby grants to Penn a non-exclusive, world-wide, fully-paid, royalty-free, perpetual and irrevocable (subject to the last sentence herein) right and license with the right to sublicense in connection with a license of Penn’s manufacturing processes (through multiple tiers), under (a) [*], (b) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application, and (c) any corresponding foreign Patent Rights to the foregoing (collectively, (a) through (c), the “Process Patent”) to use and practice the same in order to make, have made, use, sell, offer for sale and import products ([*]) for any indications ([*]) in the Field of Use during the Term. The license granted under this Section 3.5 shall survive any expiration or termination of this agreement. Notwithstanding the foregoing, Licensee shall have the right to terminate such license upon written notice to Penn, with immediate effect, if Penn (A) [*] or (B) [*].

3.6No Implied License.

Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any Know-How, patent or other intellectual property right rights that are not specifically granted herein are reserved to the owner thereof.

Article 4
FINANCIAL PROVISIONS
4.1Payments.
4.1.1	License Maintenance Fee. Beginning [*], and [*] thereafter until expiration of the Royalty Period, Licensee shall pay Penn a non-refundable, non-creditable annual maintenance fee of [*] (“License Maintenance Fee”); provided, however, that commencing after the First Commercial Sale of a Licensed Product, and payment of a Royalty due under 4.3.1, such License Maintenance Fee for each Calendar Year will be creditable towards Royalties due to Penn for such Calendar Year.
4.1.2	Acknowledgment. The Parties acknowledge and agree that Licensee has fulfilled its obligations under Sections 4.1.1 (Issue Fee) and 4.1.2 (Equity Issuance) of the Original Agreement.
4.1.3	Discovery Funding. Within [*] following the Second Restatement Date, Licensee shall make a payment to Penn in the amount of [*] as payment for all amounts due and outstanding from Licensee to Penn with respect to Penn’s conduct of the Discovery Program under the First ARCA.
4.2Milestone Payments.
4.2.1	Development Milestones.
(a)	As additional consideration for the License, Licensee will pay Penn the following milestone payments (each, a “Development Milestone Payment”) upon the achievement of the corresponding milestone for each Licensed Product for the first Indication (each, a “Development Milestone”), whether achieved by Licensee or an Affiliate or Sublicensee. Licensee shall promptly notify Penn in writing of the achievement of any such Development Milestone and Licensee shall pay Penn in full the corresponding Development Milestone Payment within [*] of such achievement. For clarity, each Development Milestone Payment is non- refundable, is not an advance against Royalties due to Penn or any other amounts due to Penn.
Development Milestone for Licensed Products for [*]	Milestone Payment (in U.S. dollars) for each Licensed Product for the first Indication (except as noted in the column to the right)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Development Milestone for Licensed Products for [*]	Milestone Payment (in U.S. dollars)
[*]	[*]

[*].

(b)	Notwithstanding anything to the contrary, to the extent a product is a Licensed Product solely by virtue of incorporating DRG Technology, and no other Penn Patent Right or Licensed Know-How, the milestone amounts set forth in the table above in Section 4.2.1(a) solely for such Licensed Product shall be replaced with the amounts set forth in the table below:
Development Milestone	Milestone Payment (in U.S. dollars)
[*]	[*]
[*]	[*]
[*]	[*]

(c)	Each time a Development Milestone is achieved for a Licensed Product for an Indication, then any other Development Milestone Payments with respect to earlier Development Milestones that have not yet been paid will be due and payable together with the Development Milestone Payment for the Development Milestone that is actually achieved.

(d)	Notwithstanding the foregoing, in the event that the Licensed Product is applicable to any indication(s) outside of the named Indication in the applicable Completed Research Program (and Penn has the right to grant a License to such additional indication in accordance with Section 3.1), the foregoing milestones shall be due and payable by Licensee to Penn on such additional indication(s) as follows: (i) for a second indication of a Licensed Product, Licensee shall pay Penn [*] of the foregoing Development Milestones for the Licensed Product for the second indication, and (ii) for a third indication of the Licensed Product, Licensee shall pay Penn [*] of the foregoing Development Milestones for the Licensed Product for such third indication. No Development Milestones will apply to the fourth (or any later) indication of a given Licensed Product.
(e)	For clarity, Development Milestone Payments are due and payable on Licensed Product and on products that, upon Regulatory Approval, would become Licensed Product.
4.2.2	Commercial Milestone Payments.
(a)	As additional consideration for the License, Licensee will pay Penn the following commercial milestone payments (each, a “Commercial Milestone Payment”) upon the achievement by Licensee or an Affiliate or Sublicensee of the corresponding milestone (each, a “Commercial Milestone”), that is, when its worldwide Net Sales of a Licensed Product in a Calendar Year first reach the respective thresholds indicated below. Licensee shall promptly notify Penn in writing of the achievement of any such Commercial Milestone and Licensee shall pay Penn in full the corresponding Commercial Milestone Payment within [*] of such achievement. For clarity, [*].
Commercial Milestone Event (payable once per Licensed Product [*])	One-Time Milestone Payment (U.S. dollars)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Commercial Milestone Event (payable once per Licensed Product [*])	One-Time Milestone Payment (U.S. dollars)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Commercial Milestone Event (payable once per Licensed Product [*])	One-Time Milestone Payment (U.S. dollars)
[*]	[*]
[*]	[*]
[*]	[*]

[*]	[*]

Commercial Milestone Event (payable once per Licensed Product [*])	One-Time Milestone Payment (U.S. dollars)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(b)	For clarity, the foregoing Commercial Milestone Payments shall be due once per Licensed Product.
(c)	[*].
4.3Royalties.
4.3.1	Royalty.
(a)	As further consideration for the License, on a Licensed Product-by-Licensed Product and country-by-country basis during the Royalty Period, Licensee shall pay to Penn a non-refundable, non-creditable royalty on all Net Sales of each Licensed Product (“Royalty”) as set forth below:
Annual Worldwide Net Sales (of the applicable Licensed Product)	Royalty Rate
Less than [*]	[*]
Greater than or equal to [*] and less than or equal to [*]	[*]
Greater than [*]	[*]

For clarity, the foregoing Royalty rates are tiered such that each rate applies only to the portion of annual Net Sales that is within the corresponding tier. That is, within any given Calendar Year, the first [*] of Net Sales of a given Licensed Product will accrue Royalties at [*], the next [*] of Net Sales of such Licensed Product will accrue Royalties at [*], and any Net Sales of such Licensed Product in excess of [*] will accrue Royalties at [*].

(b)	Notwithstanding anything to the contrary, to the extent a product is a Licensed Product solely by virtue of incorporating DRG Technology, and no other Penn Patent Right or Licensed Know-How, then the royalty rates set forth in the table above in Section 4.3.1(a) solely for such Licensed Product shall [*] for such Licensed Product.
4.3.2	Royalty Term. Licensee’s obligation to pay Penn the Royalty will continue on a country- by-country and Licensed Product-by-Licensed Product basis from the date of First Commercial Sale of such Licensed Product in a country until the latest of (a) the expiration of the last Valid Claim within the Penn Patent Rights and DRG Patent Rights covering such Licensed Product in the country in which such Licensed Product is made, used or sold, (b) the expiration of the data exclusivity term conferred by the applicable Regulatory Authority in such country with respect to such Licensed Product (e.g., such as in the case of an orphan drug), and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country, subject to the terms of Section 6.5 (such royalty period, the “Royalty Period”).
4.3.3	Step-Down. On a country-by-country and Licensed Product-by-Licensed Product basis, during any portion of the Royalty Period in which the applicable Licensed Product is not covered by at least one Valid Claim in the applicable country and is not subject to data exclusivity conferred by the applicable Regulatory Authority: (a) the Royalty rate under Section 4.3.1 shall be reduced to [*] of the Royalty rate otherwise payable pursuant to Section 4.3.1; and (b) no Royalty at all will apply to such Licensed Product [*].
4.3.4	Royalty Reductions.
(a)	Notwithstanding anything in this Section 4.3, in the event that Penn or Licensee receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any country, then: (i) Penn or Licensee (whoever has first notice) shall promptly notify the other Party; and (ii) beginning as of the date the Third Party obtained such Compulsory License in such country, the Royalty rate payable under this Section 4.3 to Penn for Net Sales in such country will be adjusted to [*].
(b)	Third Party Licenses.
(i)If after the Second Restatement Date Licensee determines upon the advice of outside intellectual property counsel that a license to Patent Rights from a Third Party is reasonably necessary to develop, commercialize, or manufacture a Licensed Product, Licensee may obtain such a Third Party license to such Patent Rights.
(ii)Licensee may deduct from any Royalty payments due to Penn under Section 4.3.1 of this Agreement an amount equal to [*].
(iii)In the event that one or more Generic Product(s) with respect to a particular Licensed Product enter(s) the market in a particular country, and such Generic Product(s) in the aggregate have a market share of [*] or more in that country, Licensee may reduce the Royalty payments for Sales of such Licensed Product in such country by [*]; provided that if Licensee reduced the Royalty payments under this Section 4.3.4(b)(iii), Licensee shall resume making Royalty payments without reduction under this Section 4.3.4(b)(iii) as of the earlier of (A) no Generic Product being sold for at least [*] in such country and (B) a court of competent jurisdiction determines that a Valid Claim of a Penn Patent Right is valid and infringed by such Generic Product in such country.
(iv)Notwithstanding the foregoing, in no event will the deductions under this Section 4.3.4(b) reduce the Royalty payable in respect of Net Sales of such Licensed Product in such country by more than [*]  of the Royalty as set forth in Section 4.3.1 above.
4.3.5	Calculations. Licensee must pay Royalties owed to Penn on a Calendar Quarter basis on or before the following dates:

(a)	[*] for any Sales that took place in the Calendar Quarter ending December 31, of the prior year;
(b)	[*] for any Sales that took place in the Calendar Quarter ending March 31 of such Calendar Year;
(c)	[*] for any Sales that took place in the Calendar Quarter ending June 30 of such Calendar Year; and
(d)	[*] for any Sales that took place in the Calendar Quarter ending September 30 of such Calendar Year.
4.4Penn Sublicense Income.
4.4.1	For any given Licensed Product, Licensee will pay to Penn the following percentage of Sublicense Income (“Penn Sublicense Income”) received by Licensee from a Sublicensee (with no rights of apportionment):
Stage in Licensed Product development at which sublicense is granted by Licensee	% of Sublicense IncomePayable to Penn
[*]	[*]
[*]	[*]
[*]	[*]

4.4.2	Notwithstanding Section 4.4.1, the Parties agree that [*]. For clarity, [*].
4.4.3	Licensee will make such payment to Penn on or before the following dates:
(a)	[*] for any Sublicense Income received by Licensee in the Calendar Quarter ending December 31, of the prior year;
(b)	[*] for any Sublicense Income received by Licensee in the Calendar Quarter ending March 31 of such Calendar Year;
(c)	[*] for any Sublicense Income received by Licensee in the Calendar Quarter ending June 30 of such Calendar Year; and
(d)	[*] for any Sublicense Income received by Licensee in the Calendar Quarter ending September 30 of such Calendar Year.
4.5Mode of Payment and Currency.

All payments to Penn hereunder shall be made by deposit of USD in the requisite amount to the “The Trustees of the University of Pennsylvania” and will be made by delivery to any one of the following:

For funding of the performance of the Research Programs by Penn:

By ACH/Wire:

[*]

SWIFT CODE:

[*]

(international wires only)

Account Number:

[*]

Payment should include the necessary amount to cover any bank charges incurred.

For all other payments to Penn under this Agreement:

By ACH/Wire:	By Check (lockbox):
[*] (domestic wires)	The Trustees of the University of Pennsylvania
SWIFT CODE: [*]	c/o Penn Center for Innovation
(international wires only) Account Number: [*]	PO Box 785546 Philadelphia, PA 19178-5546

Payment should include the necessary amount to cover any bank charges incurred.

Payments under this Agreement shall be made in USD. All Royalties payable shall be calculated first in the currency of the jurisdiction in which payment was made, and if not in the United States, then converted into USD. The exchange rate for such conversion shall be the average of the rate quoted in The Wall Street Journal for the last business day of each month in the Calendar Quarter for such Royalty payment made.

4.6Royalty and Penn Sublicense Income Reports.

Within [*] after the end of each Calendar Quarter, Licensee shall deliver to Penn a report (“Financial Report”) setting out all details necessary to calculate the Royalty and Penn Sublicense Income due under this Article 4 for such Calendar Quarter, including:

4.6.1	[*];
4.6.2	Gross sales and Net Sales of each Licensed Product made by Licensee, its Affiliates and Sublicensees;
4.6.3	Royalties;
4.6.4	Sublicense Income and the calculation of Penn Sublicense Income;
4.6.5	The method and currency exchange rates (if any) used to calculate the Royalties and Penn Sublicense Income;
4.6.6	A specification of all deductions and their dollar value that were taken to calculate Net Sales;

4.6.7	A list of all countries in which Licensed Product is being manufactured (on a product-by-product basis); and
4.6.8	Date of First Commercial Sale in the United States (this need only be reported in the first Financial Report following such First Commercial Sale in the United States).

Each Financial Report shall be in the form of the sample report attached hereto as Exhibit F.

4.7Late Payments.

In addition to any other remedies available to Penn, including the right to terminate this Agreement as provided in Section 10.3, any failure by Licensee to make a payment within [*] after the date when due shall obligate Licensee to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Penn at a rate per annum equal to [*] per month, or the highest rate allowed by Law, whichever is lower.

4.8Default Payment.

In the event of default in payment of any payment owing to Penn under the terms of this Agreement, and if it becomes necessary for Penn to undertake legal action to collect said payment, Licensee shall pay reasonable, documented legal fees and costs incurred in connection therewith.

4.9Accounting.

Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

4.10Books and Records.

Licensee will keep accurate books and records of all Licensed Products developed, manufactured, used or sold and all Sublicenses, collaboration agreements and joint venture agreements entered into by Licensee that involved Penn Patent Rights. Licensee will preserve these books and records for at least [*] from the date of the Financial Report to which they pertain. Upon reasonable notice, key personnel, books and records will be made reasonably available and will be open to examination by representatives or agents of Penn during regular office hours to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement, provided that Licensee shall not have an obligation to provide access more than once in any given [*] period.

4.11Audits.

In addition to the right of Penn to examine the books and records and interview key personnel as provided in Section 4.10 above, Penn, at its own cost, through an independent auditor reasonably acceptable to Licensee (and who has executed an appropriate confidentiality agreement reasonably acceptable to Licensee that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Penn), may inspect and audit the relevant records of Licensee pertaining to the calculation of any Development Milestone Payments, Commercial Milestone Payments, Royalties and Penn Sublicense Income due to Penn under this Agreement. Licensee shall provide such auditors with access to the records during reasonable business hours. Such access need not be given to any such set of records more often than once each year or more than [*] after the date of any report to be audited. Penn shall provide Licensee with written notice of its election to inspect and audit the records related to the Development Milestone Payments,

Commercial Milestone Payments and Royalties due hereunder not less than [*] prior to the proposed date of review of Licensee’s records by Penn’s auditors. Should the auditor find any underpayment of Development Milestone Payments, Commercial Milestone Payments, Royalties or Penn Sublicense Income by Licensee, Licensee shall (a) promptly pay Penn the amount of such underpayment; (b) shall reimburse Penn for the cost of the audit, if such underpayment equals or exceeds the higher of (i) [*] or (ii) [*] of combined Development Milestone Payments, Commercial Milestone Payments, Royalties and Penn Sublicense Income paid during the time period audited; and (c) provide such auditors with an audit right exercisable within [*] after Penn receives the audit report. If the auditor finds overpayment by Licensee, then Licensee shall have the right to deduct the overpayment from any future Development Milestone Payments, Commercial Milestone Payments, Royalties or Sublicense Income due to Penn by Licensee or, if no such future Development Milestone Payments, Commercial Milestone Payments, Royalties or Sublicense Income are payable, then Penn shall refund the overpayment to Licensee within [*] after Penn receives the audit report. [*].

4.12Taxes.

All payments made by Licensee to Penn under the Agreement shall be made free and clear of and without any deduction for or on account of any Taxes on or with respect to such payments.

Article 5
CLINICAL DEVELOPMENT, REGULATORY AFFAIRS; COMMERCIALIZATION
5.1Development Plan.

Licensee shall provide Penn with a development plan no later than [*] during the Term. The development plan shall include a timeline for detailed activities to be conducted by Licensee, its Affiliates and Sublicensees, and Licensee shall provide Penn with [*] progress reports regarding achievements and activities under such development plan. For clarity, [*].

5.2Clinical.

Licensee shall have the first right to sponsor all clinical activities and lead regulatory interactions for the Licensed Products for each Indication under this Agreement. Without limiting the foregoing, Licensee will have the first option, but not an obligation, to conduct a FIH Clinical Study for each Licensed Product developed under the Completed Research Programs. Licensee will consider in good faith using Penn as a study site for one or more studies where Penn can reasonably demonstrate that Penn’s capabilities and costs are reasonably comparable to other potential study sites. If Penn (in its sole discretion) is willing and able to conduct a Clinical Study for a Licensed Product developed under the Completed Research Programs, the Parties will negotiate a separate clinical trial agreement and a separate clinical trial budget prior to initiation of such Clinical Study.

5.3Commercialization.

Licensee will have sole responsibility for and sole decision-making over all commercialization activities of the Licensed Products for the Indications in the Field of Use, and will be solely responsible for the associated costs of such commercialization activities.

5.4Manufacturing.

Licensee will have responsibility for and decision-making authority over all manufacturing activities and associated costs for the clinical development (including cGMP manufacturing for clinical trials) and commercialization of the Licensed Products in the Field of Use for the Indications post-DTP for such Licensed Product.

5.5Regulatory.
5.5.1	Licensee will have responsibility for and decision-making over regulatory activities for the Licensed Products for the Indications in the Field of Use. Licensee will have the right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions (including advisory committee meetings), with regard to Licensed Products for the Indications in the Field of Use. Licensee will lead and have control over preparing and submitting all regulatory filings related to the Licensed Products for the Indications in the Field of Use, including all applications for Regulatory Approval, provided, however, that Licensee shall provide Penn with copies of all such applications prior to submission to the extent such submission includes Research Results or any Confidential Information of Penn. Licensee will own any and all applications for Regulatory Approvals (including INDs), Regulatory Approvals, and other regulatory filings related to the Licensed Product for the Indication in the Field of Use, which will be held in the name of Licensee or its designees.
5.5.2	Until [*], Penn will use commercially reasonable efforts to cooperate with any reasonable request from Licensee with respect to obtaining any Regulatory Approval for a Licensed Product for the Indication in the Field of Use including, [*]: (a) [*]; (b) responding to questions raised by Licensee; and (c) [*]. Notwithstanding the foregoing, [*], upon any reasonable request from Licensee with respect to obtaining any Regulatory Approval for a Licensed Product for the Indication in the Field of Use, Penn will, [*].
5.6General Diligence.

Licensee will use Commercially Reasonable Efforts to actively develop, obtain Regulatory Approval and commercialize at least one Licensed Product in each Indication within the Field of Use.

5.7Acknowledgment.

The Parties acknowledge and agree that Licensee has fulfilled its obligations under Section 5.7 (Financial Diligence) of the Original Agreement.

5.8Diligence Events.
5.8.1	Licensee, itself or through any of its Affiliates or Sublicensees, shall achieve each of the following Diligence Events by the corresponding Achievement Date for each Licensed Product:
Diligence Event	Achievement Date
[*]	[*]
[*]	[*]
[*]	[*]

Penn acknowledges that the timeline for each Achievement Date is based on the assumption that development and commercialization of a Licensed Product does not encounter material regulatory or other delays for reasons outside of Licensee’s reasonable control. Where such circumstances exist, Penn agrees to negotiate in good faith with Licensee, upon Licensee’s written request and provided such request is made at least [*] prior to the Achievement Date for a Diligence Event, an extension of the Achievement Date for a Diligence Event for such Licensed Product as reasonably requested by Licensee. If the Parties have not agreed on a requested extension within [*] of such request, [*].

To the extent Licensee has achieved any Diligence Event by the corresponding Achievement Date in relation to a given Licensed Product for an Indication, Licensee will be deemed to have also met its diligence obligations under Section 5.6 with respect to such Licensed Product and its associated Indication(s) through the corresponding Achievement Date.

5.8.2	During the Term, for all Licensed Products for [*], upon Penn’s reasonable request, Licensee (or, with respect to any Licensed Product that is sublicensed by Licensee to a Specified Sublicensee, such Specified Sublicensee) shall provide Penn an update to the development plan delivered [*] under Section 5.1 for any such Licensed Product describing the status of the clinical development thereof. If, following such review, Penn in good faith reasonably believes that Licensee (or the Specified Sublicensee, as applicable) has [*] period, and such [*] is not: (a) [*]; (b) [*]; (c) [*]; (d) [*]; or (e) [*], then Penn shall submit such matter for [*]. [*] shall be conducted in accordance with [*], the determination by [*] shall be completed within [*] after the initial submission to [*], and the [*] shall be shared equally by the Parties. If (i) [*] finds that Licensee (or the Specified Sublicensee, as applicable) has [*] as set forth above, and (ii) Licensee (or the Specified Sublicensee, as applicable) does not [*] of the [*], Penn will have the right to [*].
5.9Progress Reports.
5.9.1	Licensee on an [*], but in no event later than [*], shall submit to Penn a progress report (each, a “Progress Report”) covering Licensee’s (and any Affiliates’ and Sublicensees’) activities related to the development of all Licensed Products in each Indication and the obtaining of Regulatory Approvals necessary for commercialization of Licensed Products.
5.9.2	Each Progress Report must include all of the following for each annual period:
(a)	Summary of material development activities;
(b)	Summary of material commercialization activities;
(c)	Identification of filings for Regulatory Approval and other material correspondence with Regulatory Authorities;
(d)	An updated SDR Report listing of any and all Sublicenses granted by Licensee; and
(e)	The names and addresses of all Sublicensees, and a current and valid phone number and e-mail address for a principal point of contact at each such Sublicensee who is responsible for administering the Sublicensee.

Article 6
INTELLECTUAL PROPERTY
6.1Patent Filing Prosecution and Maintenance.
6.1.1	Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights will be held in the name of Penn and obtained with counsel selected by Penn and reasonably acceptable to Licensee (“Patent Counsel”). Penn shall control all actions and decisions with respect to the filing, prosecution and maintenance of Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights. Penn will provide Licensee with advance copies of filings of the Penn Patent Rights, Discovery Patent Rights and will consider in good faith reasonable comments and suggestions by Licensee, and [*] (collectively, the “Product Specific Patent Rights”), Penn will incorporate any reasonable comments or suggestions by Licensee with respect to same. Penn will instruct Patent Counsel to copy Licensee on all correspondence related to Penn Patent Rights A and Penn Patent Rights B (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and to interact with Licensee with respect to the preparation, filing, prosecution and maintenance of Penn Patent Rights A and Penn Patent Rights B. Penn has the right to take action to preserve rights and minimize cost [*], and will use reasonable efforts to not allow any Penn Patent Rights and DRG Patent Rights for which Licensee is licensed and is underwriting the costs to lapse or become abandoned without Licensee’s written authorization under this Agreement, [*], provided that, Penn shall have no requirement to file, prosecute, or maintain Penn Patent Rights, Discovery Patent Rights or DRG Patent Rights if Licensee is not current with the Patent Cost obligations as set forth in this Agreement. For the purposes of this Agreement, “maintenance” of the Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights includes [*], provided Penn’s participation in such proceedings is undertaken in good-faith consultation with Licensee. For further clarity, [*] will be handled pursuant to the provisions of Section 6.3.
6.1.2	Licensee has the right to request a country filing via a written request to Penn [*] prior to the deadline set by the patent office in the territory in which filing is to take place (“Prosecution Request”), and Penn shall in connection with Section 6.1.1 provide written notice to Licensee of filing, prosecution and maintenance with respect to the Penn Patent Rights. If Penn files a patent application, prosecutes or maintains any Penn Patent Rights in any country, Licensee shall, in connection with Section 6.2, be responsible for its pro rata share of such filing, prosecution or maintenance of the Penn Patent Right, unless Licensee provides written notice to Penn of its election to abandon such Penn Patent Right. Upon written notice to Penn of Licensee’s election to abandon any such Penn Patent Right in any such country, such Patent Rights for such country will not be part of Penn Patent Rights and therefore not subject to this Agreement, including the License, and Licensee will have no further rights or license to them in such country.
6.1.3	In the event that DRG Technology [*], then Penn may file and prosecute a Patent Right that covers [*]; provided, however, that if Penn files a [*].
6.2Patent Costs.
6.2.1	Subject to Section 6.2.3, within [*] of the Second Restatement Date, Licensee will reimburse Penn for all out-of-pocket costs for the filing, prosecution and maintenance of Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights, including all accrued attorney fees, expenses, official and filing fees (“Patent Costs”) for Discovery Patent Rights and DRG Patent Rights, incurred prior to the Second Restatement Date that have not otherwise been reimbursed by other licensees on a pro rata basis (“Historic Patent Costs”). The amount of Historic Patent Costs invoiced to, but not yet paid by, Passage as of [*] is [*]. For clarity, [*].
6.2.2	Licensee will bear all Patent Costs incurred during the Term (“Ongoing Patent Costs”), on a pro rata basis (as described below) where applicable. For Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights licensed or optioned to more than one licensee, Licensee shall be responsible for payment to Penn of a pro rata share of such Ongoing Patent Costs based on the number of licensees for such Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights (which Penn will disclose to Licensee upon Licensee’s exercise of an applicable option, and whenever such number changes, and at any other time upon Licensee’s reasonable written request).
6.2.3	At any time, at Penn’s request, Licensee shall pay its relevant share in advance the Patent Counsel’s estimated costs for undertaking material patent actions before Penn authorizes the Patent Counsel to proceed (“Advance Payment”). Notwithstanding whether Licensee makes an Advance Payment for any patent action, Licensee shall bear all Patent Costs incurred during the Term (on a pro rata basis as applicable) and shall pay such amounts within [*] of receipt of invoice for such patent actions. For clarity, [*].
6.2.4	In the event that Licensee provides Penn at least [*] advance written notice to elect not to pay Historic Patent Costs or Ongoing Patent Costs for any Penn Patent Right, Discovery Patent Right or DRG Patent Right in any country, upon the effective date of such notice, such patent or patent application shall no longer be part of the License granted to Licensee in Section 3.1 or the Penn Patent Rights for purposes of this Agreement (including the provisions of this Section 6.2) and Licensee shall not be entitled to receive a license to such Penn Patent Right, Discovery Patent Right or DRG Patent Right in such country in the future. In addition, for such rejected Penn Patent Right or Discovery Patent Right, the Licensing Exclusivity Period or ability to add such rejected Penn Patent Right or Discovery Patent Right to the license grant as set forth in Section 2.4 shall terminate immediately.
6.2.5	Licensee shall also have the right, on a DRG Patent Right-by-DRG Patent Right and country-by-country basis, to (a) elect not to fund at the time of disclosure, or (b) elect not to continue to fund, in each case (a) and (b), its pro rata share (as determined pursuant to Section 6.2.2 above) of the Patent Costs with respect to any DRG Patent Right(s) in a particular country, which election may be made by Licensee upon [*] prior written notice to Penn (“DRG Election Notice”). If Licensee delivers a DRG Election Notice to Penn, following the expiration of such [*] period, Licensee shall have no further obligation to pay Ongoing Patent Costs with respect to any DRG Patent Right identified in such DRG Election Notice in any country identified in such DRG Election Notice and any such Patent Right in any such country shall thereafter be excluded from the DRG Patent Rights.
6.3Infringement.
6.3.1	If either Party believes that an infringement by a Third Party with respect to any Penn Patent Right or DRG Patent Right is occurring or may potentially occur, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement and (b) evidence of such infringement or potential infringement (the “Infringement Notice”). Licensee shall [*] without first obtaining the written consent of

Penn, which consent will not be unreasonably withheld. If Licensee [*], then Licensee’s right to initiate a suit under Section 6.3.2 below will terminate immediately without the obligation of Penn to provide notice to Licensee. Both Penn and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.
6.3.2	If infringing activity [*] has not been abated within [*] following the date the Infringement Notice for such activity was provided, then (except as otherwise provided in Section 6.3.4) during [*], the “Exclusive Penn Patent Rights”), and the infringement is [*], Licensee may institute suit for patent infringement of an [*] against the infringer after providing Penn (a) [*] and (b) [*]. For clarity, [*]. Penn may voluntarily join such suit at Licensee’s reasonable expense, [*]. If in a claim initiated by Licensee, Penn is involuntarily joined other than by Licensee, then Licensee [*]. Licensee shall be free to enter into a settlement, consent judgment or other voluntary disposition, provided that any settlement, consent judgment or other voluntary disposition that (i) [*] or (ii) [*]. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Penn shall provide Licensee notice of its approval or denial within [*] of any request for such approval by Licensee, provided that (A) [*] and (B) [*].
6.3.3	If, within [*] following the date the Infringement Notice was provided, infringing activity of [*] has not been abated and if Licensee has not brought suit against the infringer, then Penn [*]. If Penn [*], then Licensee may [*].
6.3.4	Notwithstanding Sections 6.3.2 and 6.3.3, (a) in the event that any Penn Patent Rights are infringed by a Third Party [*] or (b) if any of the infringed Penn Patent Rights are [*], the Parties shall discuss, and will mutually agree, in writing, as to how to handle such infringement by such Third Party. Furthermore, with respect to any Penn Patent Rights A that are not Product Specific Patent Rights, and/or any Penn Patent Rights B, Licensee may [*]. For clarity, [*] right to enforce (i) Penn Patent Rights B, unless otherwise agreed in writing by the Parties ([*]), and (ii) Manufacturing Patent Rights.
6.3.5	Any recovery or settlement received in connection with any suit will first be [*] and [*]. Any remaining recoveries shall be allocated as follows:

For any portion of the recovery or settlement, other than for amounts attributable and paid as enhanced damages for [*]:

(a)	for any suit that is initiated by Licensee and in which Penn was not a party in the litigation, Penn shall receive [*] of the recovery and the Licensee shall receive the remainder; and
(b)	for any suit that is initiated by the Licensee or Penn and that the other Party joins voluntarily ([*]) or involuntarily, the non-initiating Party shall receive [*] of such recovery, while the initiating Party shall receive the remainder.

For any portion of the recovery or settlement paid as enhanced damages for [*]:

(c)	for any suit that is initiated by Licensee or Penn and the other Party joins voluntarily ([*]) or involuntarily, Penn shall receive [*] and Licensee shall receive the remainder; and

(d)	for any suit that is initiated by Licensee and in which Penn was not a party in the litigation, Penn shall receive [*] and Licensee shall receive the remainder.

For any portion of the recovery or settlement received in connection with any suit that is initiated by Penn and in which Licensee was not a party in the litigation, any recovery in excess of litigation costs will belong to Penn.

6.3.6	Each Party will reasonably cooperate and assist with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). For clarity, [*]. If Penn is subjected to Third Party discovery related to the Penn Patent Rights or Licensed Products licensed to Licensee hereunder, Licensee will pay Penn’s documented out of pocket expenses with respect to same.
6.4Patent Marking.

Licensee shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Laws concerning the marking of patented articles where such Licensed Product is made or sold, as applicable.

6.5Patent Term Extensions.

[*].

Subject to the terms set forth in this Section 6.5, in each instance the non-filing Party shall abide by such election and the terms set forth herein and cooperate as reasonably requested by the other Party in connection with the foregoing (including by providing appropriate information and executing appropriate documentation). The filing Party shall provide the non-filing Party a copy of such filing in advance and will consider in good faith reasonable comments and suggestions by the non-filing Party. Licensee shall ensure that all Sublicensees and Affiliates are bound by the terms and conditions set forth in this Section 6.5.

Article 7

CONFIDENTIALITY& PUBLICATION

7.1Confidential Information.

Licensee shall not disclose Confidential Information (as defined below) to Penn unless it is anticipated to be necessary or useful to the performance of any of the Research Programs or is reasonably responsive to Licensee’s reporting obligations under this Agreement or any other request of Penn. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement, any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”), which is disclosed to it by the other

Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement.

7.2Exceptions to Confidentiality.

“Confidential Information” does not include information that (a) was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates, as evidenced by written records of the Receiving Party or its Affiliates; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or (d) was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others. In the event a Receiving Party is required to make a disclosure under Law or regulation, the order of a court of competent jurisdiction, or the rules of the U.S. Securities and Exchange Commission (including by reason of any securities offering by Licensee), any stock exchange or listing entity, such disclosure will not constitute a breach of this Article 7 provided such Receiving Party shall provide [*] to the Disclosing Party and take all reasonable steps to limit the extent of the disclosure and obtain confidential treatment for any remaining required disclosure.

7.3Penn Intellectual Property.

In order to preserve the patentability of Penn intellectual property and to preserve Penn’s publication rights, Licensee shall [*].

7.4Publications.

Penn shall have the sole and exclusive first right to publish, publicly present or otherwise publicly disclose Research Results for any purpose, subject to the following provisions; provided, however, that if Licensee provides written request to Penn to publish, publicly present or otherwise publicly disclose the Research Results, and Penn does not publish, publicly present or otherwise publicly disclose such Research Results within [*], Licensee shall be entitled to publish, publicly present or otherwise publicly disclose such Research Results in accordance with the provisions of this Section 7.4. Penn shall furnish the Licensee with a copy of any proposed publication, presentation, or other public disclosure at least [*] in advance of the date of such presentation or public disclosure or the submission of said proposed publication in order for Licensee to review and comment on said proposed publication, presentation, or other public disclosure to (a) determine whether such contains any Licensee Confidential Information and (b) enable Licensee to identify any Penn intellectual property that it wishes Penn to file patent applications on or to seek other intellectual property protection for. If within the [*] review period (i) Licensee notifies Penn in writing that the Licensee [*] deletion of Licensee Confidential Information from the publication, presentation, or other disclosure, the Parties will cooperate to modify the same to ensure Licensee Confidential Information is not disclosed or (ii) if Licensee requests in writing that publication, presentation, or other disclosure be delayed to allow for patent filings or other intellectual property protection on certain items in the proposed publication, presentation, or other disclosure, Penn shall delay the same for up to [*] to allow for the filing of patent applications or other intellectual property protection. For clarity [*]; provided, however, [*].

Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Second Restatement Date:
8.1.1	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;
8.1.2	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
8.1.3	this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and
8.1.4	such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.
8.2Representations and Warranties of Penn. Penn hereby represents and warrants to Licensee that, as of the Second Restatement Date:
8.2.1	Penn Controls all Penn Patent Rights A;
8.2.2	[*];
8.2.3	subject to the Specified Obligations and except with respect to the Transferred Research Programs, Penn has neither granted nor agreed to grant, any license to the Exclusive Penn Patent Rights in the CNS Field in the Field of Use anywhere in the world;
8.2.4	[*];
8.2.5	all data included in the Licensed Know-How and/or which has been or will be used to support the filing, prosecution or maintenance of the Penn Patent Rights has been generated, and prior to the Second Restatement Date the Research Programs have been conducted, in a thorough and professional manner;
8.2.6	[*]; and
8.2.7	[*].
8.3Disclaimer of Representations and Warranties.
8.3.1	Other than the representations and warranties provided in Sections 8.1 and 8.2 above, PENN MAKES NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT

OR TITLE FOR THE INTELLECTUAL PROPERTY, PATENT RIGHTS, LICENSE AND ANY LICENSED PRODUCT.
8.3.2	Furthermore, nothing in this Agreement will be construed as:
(a)	A representation or warranty by Penn as to the validity or scope of any Penn Patent Right, Discovery Patent Right or DRG Patent Right;
(b)	A representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;
(c)	Obligating Penn to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement; and
(d)	Conferring by implication, estoppel or otherwise any license or rights under any Patent Rights of Penn other than Penn Patent Rights and DRG Patent Rights as defined herein, regardless of whether such Patent Rights are dominant or subordinate to Penn Patent Rights or DRG Patent Rights.
8.3.3	Licensee acknowledges and agrees that it has conducted diligence relating to the Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights, and has been offered the opportunity to ask representatives of Penn questions about Penn Patent Rights, Discovery Patent Right and DRG Patent Rights. Penn represents that it has provided such available information as Licensee has requested relating to such Penn Patent Rights, Discovery Patent Rights and DRG Patent Rights and any additional available information that Penn knows to be material to the diligence conducted by Licensee.
8.4Covenants of Licensee.
8.4.1	Licensee and its Affiliates will not, directly or indirectly (including where such is done by a Third Party on behalf of Licensee or its Affiliates, at the urging of Licensee or its Affiliates or with the assistance of the Licensee or its Affiliates) institute or make any Challenge; provided, however, that if any Penn Patent Right, Discovery Patent Rights or DRG Patent Right is asserted against Licensee or its Affiliate for activities authorized under this Agreement, then Licensee or its Affiliates (or the Sublicensee or sub-Sublicensee) is entitled to all and any defenses available to it including challenging the validity or enforceability of such Patent Right.
8.4.2	Licensee will comply with all Laws that apply to its activities or obligations under this Agreement. For example, Licensee will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the agency.
8.4.3	Licensee will not grant a security interest in any Penn Patent Rights, Discovery Patent Rights or DRG Patent Right.

Article 9
INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY
9.1Indemnification by Licensee.
9.1.1	Licensee shall defend, indemnify and hold Penn and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Penn Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), including, without limitation, bodily injury, risk of bodily injury, death and property damage arising out of Third Party claims or suits related to:
(a)	the negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Licensee’s performance of its obligations or exercise of its rights under this Agreement or the First ARCA;
(b)	any breach of this Agreement or the First ARCA by Licensee;
(c)	the development, manufacturing or commercialization (including commercial manufacturing, packaging and labeling of Licensed Products, and all product liability losses) of a Licensed Product by or on behalf of Licensee or its Affiliates or Sublicensees; or
(d)	any enforcement action or suit brought by Licensee against a Third Party for infringement of Penn Patent Rights;

provided that Licensee’s obligations pursuant to this Section 9.1 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of Penn Indemnitees as determined by a court of law.

9.1.2	As a condition to a Penn Indemnitee’s right to receive indemnification under this Section 9.1, Penn shall: (a) promptly notify Licensee as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) reasonably cooperate, and cause the individual Penn Indemnitees to reasonably cooperate, with Licensee in the defense, settlement or compromise of such claim or suit; and (c) permit the Licensee to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may Licensee compromise or settle any claim or suit in a manner which (i) admits fault or negligence on the part of Penn or any other Penn Indemnitee; (ii) commits Penn or any other Penn Indemnitee to take, or forbear to take, any action, without the prior written consent of Penn; or (iii) grant any rights under the Penn Patent Rights or DRG Patent Rights except for Sublicenses permitted under Section 3.4. Penn shall reasonably cooperate with Licensee and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.
9.1.3	Notwithstanding Section 9.1.2 above, in the event that Penn believes in good faith that a bona fide conflict exists between Licensee and Penn or any other Penn Indemnitee with respect to a claim or suit subject to indemnification hereunder, then Penn or any other Penn Indemnitee shall have the right to defend against any such claim or suit itself, including by selecting its own counsel, with any reasonable attorney’s fees and litigation expenses being paid for by Licensee. Licensee will pay such fees and expenses either directly or will reimburse Penn within [*] of Licensee’s receipt of invoices for such fees and expenses.
9.2Insurance.
9.2.1	Beginning no later than commencement of the first Clinical Study for any Licensed Product, Licensee, at its sole cost and expense, must insure its activities in connection with the exercise of its rights under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:
(a)	Each occurrence[*];
(b)	General aggregate[*]

Prior to the commencement of clinical trials, if applicable, involving Licensed Product:

(c)	Clinical trials liability insurance[*]

Prior to the First Commercial Sale of a Licensed Product:

(d)	Products liability insurance[*]

Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 9.2.1, and has the right to require Licensee to adjust the limits in Penn’s reasonable discretion.

9.2.2	If the above insurance is written on a claims-made form, it shall continue for [*] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Original Effective Date.
9.2.3	Licensee expressly understands, however, that the coverages and limits in Section 9.2.1 do not in any way limit Licensee’s liability or indemnification obligations. Licensee’s insurance will:
(a)	Be issued by an insurance carrier with an [*] or better;
(b)	Provide for [*] advance written notice to Penn of any modification;
(c)	State that Penn is endorsed as an additional insured with respect to the coverages in Section 9.2.1; and
(d)	Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self insurance carried or maintained by Penn.
9.2.4	Licensee must furnish to Penn with (a) valid certificate of insurance evidencing compliance with all requirements of this Agreement and (b) additional insured endorsements for Licensee’s applicable policies naming “The Trustees of the University of Pennsylvania” as an additional insured. Licensee must furnish both documents within [*] each year and at any time there is a modification in such insurance.

9.3LIMITATION OF LIABILITY.

EXCEPT FOR DAMAGES ARISING FROM A BREACH OF ARTICLE 7 OR DAMAGES ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

Article 10
TERM AND TERMINATION
10.1Term.

The term of this Agreement (the “Term”) became effective on the Original Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect will continue in effect on a country-by-country and Licensed Product-by-Licensed Product basis until the latest of (a) expiration of the last Valid Claim of the Penn Patent Rights or DRG Patent Right in such country for such Licensed Product and (b) expiration of the Royalty Period, whereupon the License to such country for such Licensed Product will become perpetual and fully paid-up.

10.2Termination of the Agreement for Convenience.

Licensee may, at its convenience, terminate this Agreement or terminate any Licensed Product for an Indication in the Field of Use, upon providing at least ninety (90) days prior written notice to Penn of such intention to terminate, provided that upon termination Licensee ceases using the License for making, using, or selling the affected Licensed Product(s) in all Fields of Use.

10.3Termination For Cause.
10.3.1	Subject to Section 10.3.4, in the event Licensee fails to achieve any Diligence Event by the corresponding Achievement Date (as the same may be extended under this Agreement in accordance with Section 5.8) and does not cure such breach within [*] written notice (or a longer period of up to [*] if the Parties mutually agree that such longer period is necessary and acceptable) to the reasonable satisfaction of Penn, Penn has the right and option to terminate this Agreement on an Indication-by-Indication basis for the Indication in which diligence has not been achieved, upon written notice, with immediate effect.
10.3.2	Subject to Section 10.3.4, in addition to all other remedies available to it, Penn may terminate this Agreement (a) upon [*] written notice if Licensee fails to comply with any Laws that apply to its activities or obligations under this Agreement, which failure(s) can be remedied, and Licensee fails to remedy such lack of compliance within such [*] period, (b) in its entirety, upon written notice, with immediate effect, if Licensee grants a security interest in any Penn Patent Right, Discovery Patent Right or DRG Patent Right, or (c) in its entirety, upon written notice, with immediate effect, if Licensee breaches Section 8.4.1.
10.3.3	Subject to Section 10.3.4, if either Party materially breaches any of its material obligations under this Agreement, the non-breaching Party may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within [*] of such notice for non-payment ([*]), and [*] of such notice for all other material breaches, such termination shall become effective upon a notice of termination by the terminating Party thereafter; provided, however, [*]. In addition, [*].
10.3.4	Notwithstanding anything to the contrary, Penn shall not have the right to terminate this Agreement (in its entirety nor on an Indication-by-Indication basis) for an uncured breach by a Specified Sublicensee if (a) [*], and (b) [*].
10.3.5	Either Party may terminate this Agreement, upon written notice, with immediate effect if, at any time, the other Party is unable to pay its debts, including any debts related to exclusive sublicensees, when they come due, or files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [*] after the filing thereof, or if such Party is a party to any dissolution or liquidation, or if such Party makes an assignment for the benefit of its creditors of all or substantially all its assets.
10.4Effects of Termination.
10.4.1	Notwithstanding the termination of this Agreement, the following provisions shall survive: Sections [*]. Furthermore, where this Agreement is terminated in relation to fewer than all of the Indications or Licensed Products (as provided above), it will remain in effect as to the non-terminated Indication(s) or non-terminated Licensed Product(s).
10.4.2	Termination of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination. Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
10.4.3	If this Agreement is terminated for any reason, all outstanding Sublicenses (including all Sublicense Documents for each Sublicense) not in default will be assigned by Licensee to Penn, and such assignment will be accepted by Penn provided that such Sublicensee is required to comply with all obligations, including financial obligations, set forth in this Agreement of the Licensee. Each assigned Sublicense will remain in full force and effect with Penn as the licensor or sublicensor instead of Licensee, but the duties and obligations of Penn under the assigned Sublicenses will not be greater than the duties of Penn under this Agreement, and the rights of Penn under the assigned Sublicenses will not be less than the rights of Penn under this Agreement, including all financial consideration and other rights of Penn. Penn may, at its reasonable discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement. If Penn requests that Licensee assign to Penn all Regulatory Approvals for the Licensed Product upon termination of this Agreement by Licensee under Section 10.2 or by Penn under Section 10.3, then Licensee agrees to negotiate the terms of such an assignment in good faith (it being understood that the foregoing will not preclude Licensee from requiring Penn to pay commercially reasonable consideration for such assignment). [*].

10.4.4	Upon termination of this Agreement, the License immediately terminates and Licensee, its Affiliates and Sublicensees will promptly cease selling the Licensed Product(s) subject to such termination. Each Party will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information with respect to this Agreement, except to the extent such Confidential Information is necessary or useful to conduct activities in connection with surviving portions of this Agreement. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.
10.4.5	Upon termination of this Agreement or any Licensed Product for an Indication in the Field of Use by Licensee under Section 10.2 or by Penn under Sections 10.3 or 10.4, Licensee agrees [*].
Article 11
ADDITIONAL PROVISIONS
11.1Relationship of the Parties.

Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

11.2Expenses.

Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

11.3Third Party Beneficiary.

The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 10.4.3.

11.4Use of Names.

Licensee, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. Notwithstanding the foregoing, Licensee may use the name of Penn in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee as related to Licensed Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Penn Patent Rights, DRG Patent Rights, DRG Know-How and/or Licensed Know-How (subject to the provisions of Article 7) has been licensed by Licensee from Penn, and/or that Licensee collaborated with Penn on the Research Programs, and to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

11.5No Discrimination.

Neither Penn nor Licensee will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

11.6Successors and Assignment.
11.6.1	The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.
11.6.2	Neither Party may assign or transfer this Agreement or any of such Party’s rights or obligations created hereunder without the prior written consent of the other Party, provided that: (a) such other Party shall not unreasonably withhold, condition or delay its consent; and (b) either Party may assign this Agreement, without the other’s consent, to an Affiliate of such Party or to a successor entity by way of merger, acquisition, or the sale of all or substantially all of such Party’s assets or business to which this Agreement relates; provided, that (i) the assignee shall expressly agree in writing to be bound by such Party’s obligations and liabilities under this Agreement, and (ii) each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 11.6.
11.6.3	Any assignment not in accordance with this Section 11.6 shall be void.
11.7Further Actions.

Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8Entire Agreement of the Parties; Amendments.

This Agreement, the Exhibits and Appendices or Schedules hereto, and the Equity Issuance Agreement (“Transaction Documents”) constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and, except for [*], such Transaction Documents cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including, as of the Second Restatement Date, the First ARCA (and the Original Agreement). No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.9Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the Commonwealth of Pennsylvania.

11.10Dispute Resolution.

If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute; provided, however, that nothing in this Section 11.10 will prohibit either Party from (a) [*] or (b) [*]. In addition, in the event of a dispute regarding the interpretation of this Agreement, or whether a Party has committed and/or cured a material breach of this Agreement (for purposes of the other Party’s termination rights under Article 10), if the dispute is not resolved within [*] under the first sentence of this Section 11.10, then: (i) upon either Party’s request such dispute will be escalated to Licensee’s Chief Executive Officer and Penn’s Dean of Medicine or his designee, for discussion in good faith in an effort to resolve such dispute; and (ii) if such dispute remains unresolved another [*] following such escalation, then either Party shall be free to bring any action in, the state and Federal courts located in the Eastern District of Pennsylvania.

11.11Notices and Deliveries.

Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such notice is sent by certified mail, postage prepaid, return receipt requested.

For Penn	with a copy to:

Penn Center for Innovation University of Pennsylvania 3600 Civic Center Rd. 9th Floor Philadelphia, PA 19104 Attention: Executive Director	University of Pennsylvania Office of General Counsel 133 South 36th Street, Suite 300 Philadelphia, PA 19104-3246 Attention: General Counsel

For Licensee:

Passage Bio 1 Commerce Square, 39th Floor Philadelphia, PA 19103 Attention: Chief Executive Officer	Passage Bio 1 Commerce Square, 39th Floor Philadelphia, PA 19103 Attention: General Counsel

11.12Waiver.

A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. Except as otherwise provided herein, all rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.13Severability.

When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.14Interpretation.

The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

11.15Counterparts.

This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Second Restatement Date.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA	PASSAGE BIO, INC.

By:/s/ John Swartley	By:/s/ Will Chou
Name:John S. Swartley, MBA, PhD	Name:Will Chou, M.D.
Title:Chief Innovation Officer University of Pennsylvania	Title:Chief Executive Officer

Signature Page to Second Amended and Restated Research, Collaboration & License Agreement

Exhibit A

Penn Patent Rights A

[*]

Exhibit B

Penn Patent Rights B

[*]

Exhibit C

Excluded CNS Indications

[*]

Exhibit D

Specified Obligations

[*]

Exhibit E

Form of SDR Report

[*]

Exhibit F

Form of Financial Report

[*]

Exhibit G

DRG Patent Rights

[*]

Exhibit H

Discovery Patent Rights

[*]

Exhibit I

Specified Licensed Products

[*]

Exhibit J

Manufacturing Patent Rights

[*]